Exhibit 10.20

Employment Agreement

THIS EMPLOYMENT AGREEMENT is made on this 29 day of February, 2022, by and between SYRA HEALTH, an Indiana Incorporation having its office at 1119 Keystone Way, Suite 201, Carmel, IN 46032 (“SYRA HEALTH”) and Sandeep Allam an individual residing at _______________ (“Employee.”)

WHEREAS, SYRA HEALTH is in a business of providing innovative solutions and services to myriad of industries.; and Whereas, SYRA HEALTH desired to hire Employee to work, and the Employee desires to work for SYRA HEALTH subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, SYRA HEALTH and Employee mutually agree as follows:

1. Services to be provided: Employee agrees to be employed by SYRA HEALTH to provide the services described on Exhibit A attached hereto. While performing services hereunder, Employee should represent himself or herself as an employee of SYRA HEALTH.

2. Compensation: (a) SYRA HEALTH shall compensate Employee for Employee’s services hereunder as described on Exhibit A attached hereto. Employee’s compensation shall be paid in accordance with SYRA HEALTH’s standard payroll practices in effect from time to time.

(b) For Employee to be eligible for pay, employee must have worked a minimum of three (3) business days or twenty-four (24) work hours with SYRA HEALTH and those hours should be approved by the client.

(c) SYRA HEALTH will withhold any amounts due under Section 2(a) any amounts required by applicable law, including federal, state and local income taxes and federal FICA and Medicare surtax withholdings.

(d) As further compensation, Employee shall be entitled to participate in such employee benefit plans as are established by SYRA HEALTH for the benefit of its employees.

3. Equipment and Supplies: SYRA HEALTH may provide equipment and supplies necessary for the performance of Employee’s duties hereunder, as deemed necessary by SYRA HEALTH, except as otherwise agreed by SYRA HEALTH and Employee from time to time. Such equipment and supplies shall be used by Employee only to the extent necessary for the performance of Employee’s duties hereunder. Upon termination of this Agreement, Employee shall immediately return all equipment supplied by SYRA HEALTH.

4. Probationary Period:

An employee’s first ninety (90) days of employment are considered a continuation of the employment selection process. The ninety (90) day probationary period provides the Company an opportunity to observe and evaluate the capacity of the employee, which includes the employee’s ability to satisfactorily perform the essential functions of his or her job; and to observe and evaluate the employee’s work habits and conduct, including attendance and the employee’s relationship with coworkers and superiors.

During this probationary period, the Company may terminate employment immediately, with or without cause and with or without notice. Employee may terminate his or her employment with the Company with a fourteen (14) days’ notice, otherwise employee salary will be deducted in lieu of notice period.

This 90 day probationary period is not a term of employment and is not intended, nor does it, impact the at will nature of the relationship between the Company and the employee.

5. Term at Termination:

(a) The term of this Agreement shall commence on March 1, 2022 with the terms and conditions set forth herein.

(b) This Agreement may be terminated:

○	By SYRA HEALTH, without cause, upon two weeks (14) days’ notice to the other party.

○	Immediately by SYRA HEALTH, for cause, including, without limitation, to Employee’s failure or refusal to perform Employee’s duties hereunder.

○	At any time by employee, without cause, upon thirty (30) days’ written notice to the other party o Failure to serve the notice period during probation and after probation, employee salary will be deducted in lieu of notice period.

○	Upon Employee’s death, as of the date of Employee’s death.

(c) SYRA HEALTH shall pay Employee all sums due hereunder as compensation or expense reimbursements within 60 days of Termination Date.

(d) There can be instances where SYRA HEALTH clients may abruptly end projects or seek replacement of the employee. When these instances occur, SYRA HEALTH reserves the right to terminate Employees hired/engaged immediately under contract to SYRA HEALTH and working at these SYRA HEALTH Client locations.

(e) If the timesheet is not approved by client or the payment is stopped by client then employee salary will not be released for those unapproved hours.

6. Manner of Conduct: Employee acknowledges that Employee’s conduct while performing services under this Agreement will reflect directly on SYRA HEALTH and the reputation of SYRA HEALTH’s business, and agrees to conduct himself or herself in such a manner as to foster and support desirable relationships with clients of SYRA HEALTH and to bolster the positive image of SYRA HEALTH’s business. Employee agrees that Employee will observe and comply with the policies and rules of SYRA HEALTH, respecting performance of Employee’s duties hereunder and will carry out and perform orders and directions stated by SYRA HEALTH from time to time.

7. Liability for Employee’s Actions; Indemnification: Employee and SYRA HEALTH expressly agree that SYRA HEALTH shall not be liable for any action or failure to act of Employee which is outside the scope of Employee’s employment hereunder. Employee agrees to indemnify and hold harmless SYRA HEALTH and its shareholders, directors, officers, employees and agents from and against any and all losses, damages, injuries, claims, demands, actions and causes of action, and all expenses, legal or otherwise (including court costs and attorneys’ fees), of any kind and nature arising against any of them as a result of or caused by any action or failure to act of Employee which is outside the scope of Employee’s employment hereunder. The waiver of liability and indemnification contained in this section shall continue in full force and effect notwithstanding the termination of this Agreement, whether by expiration of time, by operation of law or otherwise.

8. Restrictive Covenants: Employee acknowledges that SYRA HEALTH has established a reputation for superior performance in its field and a special relationship between itself and its clients. As a result of Employee’s performance of Employee’s duties hereunder, Employee shall receive special introduction to and the opportunity to develop relationships with the clients of SYRA HEALTH. During or after the termination of this Agreement, Employee’s disclosure to third parties of the names of or other significant or relevant information with respect to the clients or prospective clients of SYRA HEALTH, Employee’s ceasing employment with SYRA HEALTH to provide services to a client or prospective client of SYRA HEALTH either as an employee or independent contractor, or the solicitation by Employee, directly or indirectly, of the clients or prospective clients of SYRA HEALTH for the personal benefit of Employee, for the benefit of any third party or for any other reason would have an adverse impact upon the business of SYRA HEALTH. Further, after termination of this Agreement, Employee’s use of the knowledge and/or relationships obtained as a result of Employee’s employment by SYRA HEALTH would have an adverse effect upon the business of SYRA HEALTH. Therefore, to avoid disputes in the future, and in consideration for entry into this Agreement, Employee agrees as follows:

(a) Non-Employment by Clients of SYRA HEALTH: During the term of this Agreement, SYRA HEALTH will expend time, resources and expense to train Employee to provide services to clients of SYRA HEALTH. If Employee were to provide services, directly or indirectly, for a client of SYRA HEALTH (defined below) as an employee or independent contractor, such time, resources and expense would be lost and would have an adverse effect on the business of SYRA HEALTH. Therefore, to avoid disputes in the future, and in consideration for entry into this Agreement, Employee hereby agrees that during the term of this Agreement and for a period of one (1) year after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not provide services, directly or indirectly, to a client of SYRA HEALTH, whether as an employee or as an independent contractor.

For purposes hereof, “clients of SYRA HEALTH” shall include: (i) any client to whom SYRA HEALTH has provided services; or (ii) any client for which Employee directly provided services while employed by SYRA HEALTH.

(b) Non-Employment by Prospective Clients of SYRA HEALTH: During the term of this Agreement, SYRA HEALTH will expend time, resources and expense to train Employee to provide services to clients of SYRA HEALTH. If Employee were to provide services, directly or indirectly, for a prospective client of SYRA HEALTH (defined below) as an employee or independent contractor, such time, resources and expense would be lost and would have an adverse effect on the business of SYRA HEALTH. Therefore, to avoid disputes in the future, and in consideration for entry into this Agreement, Employee hereby agrees that during the term of this Agreement and for a period of one (1) year after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not provide services, directly or indirectly, to a prospective client of SYRA HEALTH, whether as an employee or as an independent contractor.

For purposes hereof, “prospective clients of SYRA HEALTH” shall include any person to whom or entity to which SYRA HEALTH has directly made a proposal for the sale of services.

(c) Non-Disclosure of Compensation: During the term of this Agreement, and for a period of one (1) year after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee agrees not to disclose Employee’s compensation to any client of SYRA HEALTH to which Employee was assigned during the six (6) month period immediately preceding the date of expiration or termination of this Agreement.

(d) Solicitation by Client of SYRA HEALTH: During the term of this Agreement, in the event Employee is solicited for employment or for engagement as an independent contractor by any client of SYRA HEALTH to which Employee is assigned or has been assigned within the preceding one (1) year, Employee agrees to immediately disclose such communication in writing to SYRA HEALTH.

(e) Non-Disclosure of Clients: During the term of this Agreement, and for a period of two (2) years after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not disclose the names of or any other significant or relevant information with respect to the clients of SYRA HEALTH (defined above) to any third party unless such disclosure is in furtherance of the business of SYRA HEALTH or has been consented to in writing by SYRA HEALTH.

(f) Non-Disclosure of Prospective Clients: During the term of this Agreement, and for a period of two (2) years after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not disclose the names of or any other significant or relevant information with respect to the prospective clients of SYRA HEALTH (defined above) to any third party unless such disclosure is in furtherance of the business of SYRA HEALTH or has been consented to in writing by SYRA HEALTH.

(g) Non-Solicitation of Clients: During the term of this Agreement, and for a period of two (2) years after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not solicit, for Employee’s personal benefit or the benefit of any third party, the clients of SYRA HEALTH (defined above), for the provision of any services offered by SYRA HEALTH to its clients at any time during Employee’s employment by SYRA HEALTH.

(h) Non-Solicitation of Prospective Clients: During the term of this Agreement, and for a period of two (2) years after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not solicit, for Employee’s personal benefit or the benefit of any third party, the prospective clients of SYRA HEALTH (defined above), for the provision of any services offered by SYRA HEALTH to its clients at any time during Employee’s employment by SYRA HEALTH.

(i) Non-Solicitation of Employees and Independent Contractors: During the term of this Agreement, Employee will be exposed to and develop relationships with the employees and independent contractors of SYRA HEALTH. The solicitation of such employees of SYRA HEALTH to leave the employment of SYRA HEALTH or of such independent contractors to terminate their engagement by SYRA HEALTH, whether to be employed by, to own or hold any interest in or otherwise be involved with any business which competes with or is similar in nature to the business of SYRA HEALTH, whether as an employee, agent, independent contractor, partner, shareholder, officer, director, member, proprietor or otherwise, would have an adverse impact upon the business of SYRA HEALTH.

Therefore, to avoid disputes in the future, and in consideration for entry into this Agreement, Employee agrees that:

○	During the term of this Agreement, and for a period of two (2) years after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not solicit or otherwise attempt to induce any employee of SYRA HEALTH to leave the employment of SYRA HEALTH for any reason. For purposes hereof, “employee of SYRA HEALTH” shall include any employee employed by SYRA HEALTH at any time during the term of this Agreement.

○	During the term of this Agreement, and for a period of two (2) years after expiration or termination of this Agreement, whether terminated by SYRA HEALTH or by Employee and whether terminated with or without cause, Employee will not solicit or otherwise attempt to induce any independent contractor of SYRA HEALTH to terminate such independent contractor’s engagement with SYRA HEALTH for any reason. For purposes hereof, “independent contractor of SYRA HEALTH” shall include any person or entity engaged as an independent contractor by SYRA HEALTH at any time during the term of this Agreement.

9. Proprietary Information: During the term of this Agreement, Employee will be exposed to certain confidential and proprietary information belonging to SYRA HEALTH and certain methods of procuring and protecting SYRA HEALTH’s market and its business, including, but not limited to, SYRA HEALTH’s business plans; strategies; concepts; financial records; pricing schedules; operating procedures; client lists and requirements; contracts and agreements with clients; employee and independent contractor lists; employee and independent contractor compensation and billing rates; contracts and agreements with employees; contracts and agreements with independent contractors; identity of subcontractors; and contracts and agreements with subcontractors (the “Proprietary Information”), all of which is confidential and the sole property of SYRA HEALTH. Employee acknowledges that all of the Proprietary Information is the sole and exclusive property of SYRA HEALTH, and Employee agrees to maintain all of the Proprietary Information at all times as secret and confidential. Employee further acknowledges that the Proprietary Information, including any such Proprietary Information used or created by SYRA HEALTH in the future or created by Employee during the term of this Agreement, is a valuable, special and unique asset of SYRA HEALTH and constitutes confidential information in which SYRA HEALTH has a protectable interest. Employee expressly acknowledges that the Proprietary Information constitutes a “trade secret” as defined by the Indiana Uniform Trade Secrets Act, Indiana Code 24-2-3-1. et seq.

Therefore, to avoid disputes in the future and in consideration for entry into this Agreement, Employee agrees that during the term of this Agreement, and at all times thereafter, Employee will maintain the secrecy of the Proprietary Information and will not disclose any of the Proprietary Information to any person, firm, corporation or other entity for any reason or purpose whatsoever except in the usual discharge of Employee’s duties hereunder, and even then, Employee shall limit the access of others to the Proprietary Information to such persons or entities and to such extent as is necessary for Employee to carry out his duties for SYRA HEALTH. During the term of this Agreement, and at all times thereafter, Employee promises and agrees not to use the Proprietary Information for his own benefit or the benefit of any third party.

10. Employee Acknowledgment: Employee acknowledges and agrees that the restrictions in Sections 8 and 9 above will not prevent Employee from obtaining gainful employment in the future in Employee’s field of expertise or cause Employee undue hardship. Employee has carefully read and considered the provisions of Sections 8 and 9, and, having done so, agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the legitimate interests of SYRA HEALTH. Employee understands that this Agreement places certain restrictions on Employee’s future employment outside SYRA HEALTH.

11. Tolling: In the event that Employee violates any of the covenants contained in Sections 8 or 9 of this Agreement, the time period of such covenant shall be tolled so long as such violation continues and during the course of any litigation arising under this Agreement.

12. Representations of Employee:

(a) Employee represents that Employee is not bound by any existing agreement of any type or nature which restricts Employee from accepting employment with SYRA HEALTH, or from performing the duties required of the position. Employee warrants that Employee has disclosed the existence of and is not restricted by any restrictive covenant or confidentiality agreement of any type of nature from any prior employment. Should a prior SYRA HEALTH assert that Employee is so restricted, Employee shall indemnify, defend and hold harmless SYRA HEALTH from any attorneys’ fees and costs incurred in defending these claims, as well as any and all damages that may be assessed against SYRA HEALTH.

(b) Employee warrants that Employee is eligible to legally work in the United States (being a citizen, documented resident alien or possessing other eligibility documentation).

13. Remedies: Since it is recognized that irreparable damage could result to SYRA HEALTH from any violation this Agreement, it is expressly agreed that, in addition to any and all other remedies available to it, SYRA HEALTH shall have the remedy of restraining order, injunction and such other equitable relief as may be decreed or issued by a court of competent jurisdiction to enforce the provisions of this Agreement. In the event that SYRA HEALTH takes legal action against Employee to enforce this Agreement, SYRA HEALTH shall be entitled to recover its attorneys’ fees and costs incurred in such action from Employee.

14. Employee Obligations: In the event that the Employee shall owe or otherwise be indebted to SYRA HEALTH for any sum of money at the time of expiration or termination of this Agreement, Employee agrees and authorizes SYRA HEALTH to deduct such amounts from any compensation or other funds owed by SYRA HEALTH to Employee hereunder. Employee acknowledges and agrees that this constitutes an assignment of Employee’s wages for purposes of repayment of the amounts owed and that this assignment of wages (but not Employee’s obligation to repay any amounts owed) is revocable at any time upon written notice to SYRA HEALTH; however, any remaining balance owed shall be payable in full immediately upon such revocation at the election of SYRA HEALTH. Employee acknowledges that Employee has delivered a signed copy of this Agreement to SYRA HEALTH on or before employment start date.

15. Intellectual Property: All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of performing work for SYRA HEALTH or its clients shall belong exclusively to SYRA HEALTH and shall to the extent possible, be considered a work made for hire for SYRA HEALTH within the meaning of Title 17 of the United States Code, and Employee hereby assigns all rights to any deliverable that is not considered a work made for hire to SYRA HEALTH. Notwithstanding the foregoing, SYRA HEALTH acknowledges that any deliverable developed by Employee prior to the date of this Agreement or for any other party independent of any work performed by Employee under this Agreement for SYRA HEALTH remains the exclusive property of Employee or its assignee, and Employee hereby grants SYRA HEALTH a non-exclusive, paid up, perpetual, worldwide license to use, and to sublicense to its client to use, any component of such property of Employee that becomes or is part of the deliverable created by Employee hereunder.

16. Severability: In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 8 or 9 relating to time period shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, said time period shall be deemed to become and thereafter be the maximum time period of restriction that such court deems reasonable and enforceable.

17. Waiver: The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be constructed as a waiver of any subsequent breach.

18. Assignment: Each of the respective provisions of this Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective assigns, successors, heirs, shareholders, officers, directors, employees and agents. This Agreement may be transferred and assigned to any successor to all or any part of the business of SYRA HEALTH and shall be fully enforceable against Employee by any such successor. The rights and obligations of Employee under this Agreement are not assignable by Employee without prior written consent of SYRA HEALTH.

19. Entire Agreement: This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be modified or amended only by an agreement in writing signed by or on behalf of the party against whom enforcement of any waiver, change, or modification, extension or discharge is sought.

20. Applicable Laws: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, and the parties hereby consent exclusively to the jurisdiction of the state and local courts of Indiana and waive any objection relating to improper venue or forum non covenants to the conduct of any proceeding in any such court.

21. Survival: Employee and SYRA HEALTH agree that the provisions of Sections 8 and 9 hereof shall survive the termination of this Agreement.

22. Consent of SYRA HEALTH: Whenever the term “consent of SYRA HEALTH” is used in this Agreement, it shall be deemed to mean the written consent of an officer of SYRA HEALTH.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written above.

SYRA HEALTH,

Signature:	/s/ Deepika Vuppalanchi
Printed Name:	Deepika Vuppalanchi
Title:	CEO
Date:	02 /29/2022

EMPLOYEE:

Signature:	/s/ Sandeep Allam
Printed Name:	Sandeep Allam
Date:	02 /29/2022

Exhibit A (Part 1)

1. Services to be Provided: Employee shall provide the following services

Line of Business : ~~Technical~~/Non-Technical

Employment Category : Full Time – Salaried/~~Hourly~~

Employee Classification : Exempt/~~Non-Exempt~~

Job Title & Responsibilities: Refer Exhibit A (Part 2)

2. Compensation: Employee shall be compensated for Employee’s services as follows:

a) $214,000.00 (Two Hundred and Fourteen Thousand ONLY) Dollars per Annum.

b) SYRA HEALTH runs a semi-monthly payroll Employee will get paid two times in a month that is every 1st and 16th of the month. Every 1st (pay period from 1st to 15th of the previous month) and 16th (pay period from 16th to 30th/31st of previous month) are the pay dates.

For example:

The First Paycheck for the pay period from 1st January to 15th January is due on the 1st February.

The second paycheck for the pay period from 16th January to 31st January is due on the 16th February

The Subsequent paychecks will be received by employee semi-monthly.

Please note: If the check date falls on a Saturday, Sunday or a national holiday, direct deposits will be posted on the following business day.

3. Benefits: Employee is eligible for Benefits under this Employment Agreement Medical/ Vision/ Basic Life/ Dental Insurance:

Employee is eligible for the Insurance under this agreement as per the eligibility defined above under employment category.

Vacation:

(a) Employee shall be entitled to eighty (80) hours of paid vacation during each year of Employee’s employment hereunder.

(b) All vacations must be scheduled at least thirty (30) days in advance with SYRA HEALTH.

(c) Vacation shall be deemed to have been earned at the rate of 0.833 days per calendar month at the end of business on the last day of each calendar month of Employee’s employment hereunder. Employee can’t use advance vacation hours which have not yet been earned.

If Employee’s employment terminates at a time when Employee has used more vacation hours than Employee has earned, Employee shall be required to pay back to SYRA HEALTH any compensation paid to Employee for such excess vacation hours used, and Employee expressly authorizes SYRA HEALTH to withhold any such amounts due from Employee’s final paycheck.

Unused vacation time is to be forfeited at the expiration of the year for which it was accrued;

Holiday:

Employee shall be entitled to six (6) days of Holidays under this agreement as per the observed days defined in the employee benefit guide.

4. Once Employee has signed the applicable Employee Agreement, the individual shall be required to commence performing services. If the individual does not give a minimum of 14 days’ termination notice during probation period and 30 days termination notice after probation period to SYRA

HEALTH, other than due to the death or disability of such individual, then SYRA HEALTH shall hold the right to deduct the notice period pay from employee’s salary

SYRA HEALTH,

Signature:	/s/ Deepika Vuppalanchi
Printed Name:	Deepika Vuppalanchi
Title:	CEO
Date:	02 /29/2022

EMPLOYEE:

Signature:	/s/ Sandeep Allam
Printed Name:	Sandeep Allam
Date:	02 /29/2022

Exhibit A (Part 2)

Line of Business : ~~Technical~~/Non-Technical

Employment Category : Full Time – Salaried/~~Hourly~~

Employee Classification : Exempt/~~Non-Exempt~~

Job Title: President

Responsibilities:

Provides leadership to the Board of Directors by fulfilling the following duties and responsibilities, designed to lead the board in its governance and oversight responsibilities.

be an advisor to the CEO as specified below. Leadership of the Board of Directors

● Overall, provides leadership to ensure the Board works effectively and serves as the principal liaison on Board-wide issues between directors and management.

● Acts as a liaison between the Board and management, and in consultation with the CEO, to ensure that there is an effective relationship between management personnel and members of the Board.

● Develops and shapes agendas and communication materials for Board meetings, with input from the CEO; leads discussions and together with the CEO, keeps Board members focused on the key objectives at hand.

● Facilitates communication with shareholders, investors and other stakeholders, and is the Board spokesperson, and will be available to shareholders upon request, to represent the Company.

● Collaborates with the Board on executive succession planning and developing bench strength within the organization; the Chair also provides input with respect to the appointment, removal, development, evaluation and succession of executives.

● Performs such other duties as the Board may determine from time to time. Advisor to the CEO

● Provides counsel to the CEO on a variety of business and policy issues.

● Supports the transition of responsibilities for the management of the Company to the CEO by facilitating introductions and establishing relationships with customers, investors and other stakeholders.

● Continues to mentor the CEO, and any other senior executives, as necessary.

● Leads major project pursuits and continues to play a lead role in estimating, including consideration of the associated risks and pricing.

● Assists with merger and acquisition opportunities.

● Continues to promote the culture and values of the corporation, including the development and tracking of ESG and Diversity, Equity and Inclusion type goals.

SYRA HEALTH,

Signature:	/s/ Deepika Vuppalanchi
Printed Name:	Deepika Vuppalanchi
Title:	CEO
Date:	02 /29/2022

EMPLOYEE:

Signature:	/s/ Sandeep Allam
Printed Name:	Sandeep Allam
Date:	02 /29/2022

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